Exhibit 99.1

American Renal Associates Holdings, Inc.

Consolidated Statements of Income

(preliminary and unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Patient service operating revenues	$116,686	$93,106	$424,010	$360,081
Provision for uncollectible accounts	(796)	(686)	(2,543)	(4,178)

Net patient service operating revenues	115,890	92,420	421,467	355,903

Operating expenses:
Patient care costs	65,856	54,539	244,973	217,036
General and administrative	12,281	9,908	45,904	39,326
Merger related costs	—	154	—	604
Depreciation and amortization	5,840	4,643	20,991	17,865

Total operating expenses	83,977	69,244	311,868	274,831

Operating Income	31,913	23,176	109,599	81,072

Interest expense, net	(10,459)	(9,860)	(40,884)	(36,236)

Income before income taxes	21,454	13,316	68,715	44,836

Income tax expense	2,628	2,588	8,266	4,400

Net income	18,826	10,728	60,449	40,436

Less: Net income attributable to noncontrolling interests	(14,884)	(10,344)	(50,808)	(37,530)

Net income attributable to ARAH	$3,942	$384	$9,641	$2,906

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American Renal Associates Holdings, Inc.

Condensed Consolidated Balance Sheets

(preliminary and unaudited and in thousands)

	December 31,	December 31,
	2012	2011

Assets
Cash	$31,023	$36,774
Patient accounts receivable, net	60,019	56,027
Income tax receivable	—	1,322
Inventories, prepaid expenses and other current assets	16,816	15,101

Total current assets	107,858	109,224

Property and equipment, net	91,026	72,416
Deferred financing costs, net	4,400	4,962
Intangible assets, net	34,480	35,416
Other long-term assets	3,238	1,734
Goodwill	551,390	504,045

Total assets	$792,392	$727,797

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$51,738	$52,682
Amount due to sellers	675	2,192
Current portion of long-term debt	3,644	2,662
Current portion of capital lease obligations	98	51

Total current liabilities	56,155	57,587

Long-term debt, less current portion	416,816	391,084
Capital lease obligations, less current portion	129	111
Other long-term liabilities	4,213	3,362
Deferred tax liabilities	17,425	16,233
Noncontrolling interests subject to put provisions	59,538	47,492
Total equity	238,116	211,928

Total liabilities and equity	$792,392	$727,797

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American Renal Associates Holdings, Inc.

Supplemental Business Metrics

(preliminary and unaudited)

	Three Months	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Volume
Treatments	324,810	301,901	266,313	1,187,390	1,023,444
Number of treatment days	79	78	79	313	313
Treatments per day	4,112	3,871	3,371	3,794	3,270
Non-acquired growth year over year	14.5%	8.5%	11.3%	11.7%	17.4%

Revenue
Patient service operating revenues (in thousands)	$116,686	$108,288	$93,106	$424,010	$360,081
Patient service operating revenues per treatment	$359.24	$358.69	$349.61	$357.09	$351.83
Per treatment increase from previous quarter	$0.55	$1.29	$(5.46)	N/A	N/A

Provision for uncollectible accounts
As a % of patient service operating revenues	0.7%	0.8%	0.7%	0.6%	1.2%

Expenses
Patient care costs
Amount (in thousands)	$65,856	$62,245	$54,539	$244,973	$217,036
As a % of patient service operating revenues	56.4%	57.5%	58.6%	57.8%	60.3%
Per treatment	$202.75	$206.18	$204.79	$206.31	$212.06
Per treatment decrease from previous quarter	$(3.43)	$(0.08)	$(5.66)	N/A	N/A

General and administrative expenses
Amount (in thousands)	$12,281	$11,705	$9,908	$45,904	$39,326
As a % of patient service operating revenues	10.5%	10.8%	10.6%	10.8%	10.9%
Per treatment	$37.81	$38.77	$37.20	$38.66	$38.43
Per treatment (decrease) increase from previous quarter	$(0.96)	$(1.53)	$0.03	N/A	N/A

Adjusted EBITDA
Adjusted EBITDA including noncontrolling interests (in thousands)	$38,330	$34,028	$28,376	$132,784	$103,879
Adjusted EBITDA (in thousands)	$23,446	$20,859	$18,032	$81,976	$66,349

Accounts receivable DSO (days)	47	47	54	N/A	N/A

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American Renal Associates Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures:

(preliminary and unaudited and in thousands)

To supplement our consolidated financial statements prepared in accordance with GAAP, we use the following measures defined as Non-GAAP measures by the SEC: Adjusted EBITDA (including noncontrolling interests) and Adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to ARAH before income taxes, interest expense, depreciation and amortization, and we further adjust for other non-cash charges and non-recurring charges. We believe this information is useful for evaluating our business and understanding our operating performance in a manner similar to management. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, we present Adjusted EBITDA because it is one of the components used in the calculations under the covenants contained in our revolving credit facility. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of income or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA may not be comparable to similarly titled measures for other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this item in isolation, or as a substitute for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:

•	does not include interest expense – as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•

does not include depreciation and amortization – because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	does not include stock-based compensation expense;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not include certain income tax payments that represent a reduction in cash available to us.

The following table presents the reconciliation from net income to Adjusted EBITDA for the periods indicated:

	Three Months	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Reconciliation of Net income to Adjusted EBITDA:

Net income	$18,826	$14,898	$10,728	$60,449	$40,436
Interest expense, net	10,459	10,247	9,860	40,884	36,236
Income tax expense	2,628	2,991	2,588	8,266	4,400
Depreciation and amortization	5,840	5,333	4,643	20,991	17,865
Merger related costs	—	—	154	—	604
Stock-based compensation	233	221	230	897	3,649
Management fee	344	338	173	1,297	689

Adjusted EBITDA (including noncontrolling interests)	$38,330	$34,028	$28,376	$132,784	$103,879
Less: Net income attributable to noncontrolling interests	(14,884)	(13,169)	(10,344)	(50,808)	(37,530)

Adjusted EBITDA	$23,446	$20,859	$18,032	$81,976	$66,349

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